Exhibit (a)(1)

FUNDAMENTAL CHANGE NOTICE,

NOTICE OF REDEMPTION, AND

NOTICE OF SUPPLEMENTAL INDENTURE

TO

HOLDERS OF THE 7% CONVERTIBLE NOTES DUE 2023 ISSUED BY

SOUTHWEST AIRLINES CO.

SUCCESSOR BY MERGER WITH RESPECT TO THE NOTES TO

AIRTRAN HOLDINGS, INC.

CUSIP Number: 00949P AB4

Reference is made to the Indenture, dated as of May 7, 2003 (the “Original Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 2, 2011 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of May 2, 2011 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of May 3, 2011 (the “Third Supplemental Indenture”), and the Fourth Supplemental Indenture, dated as of May 3, 2011 (the “Fourth Supplemental Indenture,” and the Original Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”), by and among Southwest Airlines Co., a Texas corporation (“Southwest,” “we,” “us,” “our,” or the “Company”), successor by merger with respect to the Notes to AirTran Holdings, Inc., a Delaware corporation (“AirTran Holdings”), AirTran Airways, Inc., a Delaware corporation, as guarantor (the “Guarantor”), and Wilmington Trust Company, as trustee (the “Trustee”), governing the AirTran Holdings 7% Convertible Notes due 2023 (the “Notes”).

1. NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, that a Fundamental Change, as defined in the Indenture, occurred on May 2, 2011 in connection with the merger (the “Merger”) of Guadalupe Holdings Corp., a Nevada corporation (“Merger Sub”), with and into AirTran Holdings pursuant to the Agreement and Plan of Merger, dated as of September 26, 2010 (the “Merger Agreement”), by and among the Company, AirTran Holdings, and Merger Sub, as a result of which AirTran Holdings survived as a wholly owned subsidiary of the Company. Following the Merger, through a series of mergers by and among our wholly owned subsidiaries and us, we became the obligor under the Indenture and the Notes. As a result of the Merger and pursuant to the First Supplemental Indenture, the Notes became convertible to AirTran Consideration Units (as defined in the First Supplemental Indenture), consisting of 0.321 shares of or our common stock, par value $1.00 per share (the “Common Stock”), and $3.75 in cash, without interest. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

Pursuant to Section 3.05 of the Indenture, each holder of the Notes (each, a “Holder” or “you”) has the right, at such Holder’s option (the “Redemption Option”), to require the Company to redeem all of such Holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount, in accordance with the terms, procedures, and conditions outlined in the Indenture and the Notes, on June 6, 2011 (the “Fundamental Change Redemption Date”) at a redemption price (the “Redemption Price”) in cash equal to $1,000 per $1,000 principal amount of the Notes, with respect to any and all Notes which have been validly surrendered for redemption and not withdrawn, plus any accrued and unpaid interest to, but excluding, the Fundamental Change Redemption Date.

The Fundamental Change Redemption Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Redemption Date will be paid to the Holders surrendering their Notes for redemption on the Fundamental Change Redemption Date. We expect that there will be accrued and unpaid interest due as part of the Redemption Price equal to $29.944444 (rounded to the nearest sixth decimal place) per $1,000 principal amount of the Notes surrendered for redemption.

The Trustee has informed us that, as of the date of this Fundamental Change Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for redemption hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system.

To exercise your Redemption Option to have the Company redeem the Notes and to receive payment of the Redemption Price, you must validly deliver your Notes through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on Monday, June 6, 2011 (the “Expiration Date”). Notes surrendered for purchase may be withdrawn by the Holders of such Notes at any time prior to 5:00 p.m., New York

City time, on the Expiration Date. The right of Holders to surrender Notes for purchase pursuant to the Redemption Option expires at 5:00 p.m., New York City time, on the Expiration Date.

2. NOTICE IS ALSO HEREBY GIVEN of the entry into the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, and the Fourth Supplemental Indenture. Pursuant to Article 14 of the Indenture that on May 2, 2011, Southwest, AirTran Holdings, the Guarantor, and the Trustee entered into a First Supplemental Indenture that provides that each Note shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon the Merger by a holder of a number of shares of common stock, par value $.001 per share, of AirTran Holdings (the “AirTran Common Stock”) issuable upon conversion of such Notes immediately prior to the Merger. Pursuant to Article 11 of the Indenture, under the Second Supplemental Indenture, AirTran Holdings, LLC expressly assumed the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by AirTran Holdings. Pursuant to Article 11 of the Indenture, under the Third Supplemental Indenture, Pedernales Debt Sub, LLC expressly assumed the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by AirTran Holdings, LLC. Pursuant to Article 11 of the Indenture, under the Fourth Supplemental Indenture, we expressly assumed the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by Pedernales Debt Sub, LLC.

3. NOTICE IS ALSO HEREBY GIVEN pursuant to Article 3 of the Indenture that all of the outstanding Notes are hereby called for redemption (the “Company Redemption”). The redemption date is June 21, 2011 (the “Company Redemption Date”). The redemption price is equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon up to but excluding the Company Redemption Date. For each $1,000 principal amount of Notes, the redemption price is equal to $1,000.00 plus accrued and unpaid interest to, but excluding, the redemption date of $32.861111, for a total payment of $1,032.861111 (the “Company Redemption Price”). The Trustee is Wilmington Trust Company and its address is: Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-1605. The Notes called for redemption must be presented and surrendered to the Trustee to collect the redemption price.

On the effective date of the Merger, each outstanding share of AirTran Common Stock was converted into the right to receive an AirTran Consideration Unit, consisting of 0.321 validly issued, fully paid, and non-assessable shares of our Common Stock and $3.75 in cash, without interest. As a result of the Merger and the Company Redemption, you have the right to convert each $1,000 principal amount of the Notes into 89.9281 AirTran Consideration Units, consisting of 28.8669 validly issued, fully paid, and non-assessable shares of our Common Stock and $337.2304 in cash, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes. The right to convert the Notes into Common Stock will expire at 5:00 p.m., New York City time, on June 20, 2011.

The Trustee has informed us that, as of the date of this Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with the DTC and that there are no certificated Notes in non-global form. Accordingly, payment of the Company Redemption Price will be made through the facilities of The Depository Trust Company in the usual manner. We will, prior to 10:00 a.m., New York City time, on the Company Redemption Date, deposit with the Trustee the amount of cash required to pay the Company Redemption Price for all of the Notes then outstanding, and the Trustee will promptly (but in no event more than five Business Days following the Company Redemption Date) thereafter cause the cash to be distributed to each record Holder that has validly presented and surrendered to the Trustee.

The total amount of funds required by us to redeem all of the Notes on the Company Redemption Date is $5,651,816.00 (assuming that all of the Notes are validly surrendered for redemption and accepted for payment). We intend to use cash on hand to pay the aggregate Company Redemption Price for the Notes. We do not have any alternative financing plans for raising cash to redeem the Notes.

The Paying Agent and the Trustee is Wilmington Trust Company. The address of the Paying Agent and Trustee is:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1615

Attention: Sam Hamed

Telephone: 302-636-6181

Fax: 302-636-4139

Additional copies of this Fundamental Change Notice may be obtained from the Paying Agent at its address set forth above.

The date of the Fundamental Change Notice is May 4, 2011.

TABLE OF CONTENTS

SUMMARY TERM SHEET		7

IMPORTANT INFORMATION CONCERNING THE REDEMPTION OPTION		11

1.	Information Concerning the Company	11

2.	Information Concerning the Notes	11

2.1.	Our Obligation to Redeem the Notes	11

2.2.	Redemption Price	12

2.3.	Conversion Rights of the Notes	13

2.4.	Market for the Notes and Our Common Stock	13

2.5.	Optional Redemption by the Company	14

2.6.	Ranking	15

2.7.	Note Guarantee	15

3.	Procedures to Be Followed by Holders Electing to Exercise the Redemption Option	15

3.1.	Method of Delivery	16

3.2.	Agreement to be Bound by the Terms of the Redemption Option	16

3.3.	Delivery of Notes	17

4.	Right of Withdrawal	18

5.	Payment for Surrendered Notes	18

6.	Notes Acquired	19

7.	Plans or Proposals of the Company	19

8.	Interests of Our Directors, Executive Officers and Affiliates in the Notes	19

9.	Legal Matters; Regulatory Approvals	20

10.	Redemption of Notes by Us and Our Affiliates	20

11.	Material United States Income Tax Considerations	20

12.	Additional Information	23

13.	No Solicitations	24

14.	Definitions	24

15.	Conflicts	24

SCHEDULE A: INFORMATION ABOUT THE EXECUTIVE OFFICERS AND DIRECTORS OF SOUTHWEST	A-26

No person has been authorized to give any information or to make any representations other than the information and representations contained in this Fundamental Change Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Fundamental Change Notice does not constitute an offer to buy, or the solicitation of an offer to sell, securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Fundamental Change Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. Neither we nor our board of directors (the “Board of Directors”) or our employees are making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Redemption Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Redemption Option and, if so, the amount of Notes for which to exercise the Redemption Option.

We and our affiliates, including our executive officers and directors, are prohibited by Rule 13e-4(f)(6) and Rule 14e-5 under the Securities Exchange Act of 1934 (the “Exchange Act”), from purchasing any of the Notes outside of the Redemption Option for ten business days after the expiration of the Redemption Option. Following that time, we will redeem all of the Notes that remain outstanding pursuant to the Company Redemption on the Company Redemption Date.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Redemption Option. To understand the Redemption Option fully and for a more detailed description of the terms of the Redemption Option, we urge you to read carefully the remainder of this Fundamental Change Notice because the information in this summary is not complete and the remainder of this Fundamental Change Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary.

Who is obligated to redeem my Notes?

Southwest, successor by merger with respect to the Notes to AirTran Holdings, is obligated, at your option, to redeem the Notes. (See Pages 6-7)

Why are you obligated to redeem my Notes?

Your right to surrender your Notes for redemption and our obligation to redeem the Notes pursuant to the Redemption Option is a term of the Notes under the Indenture, and has been a right of the Holders from the time the Notes were issued. We are required to redeem the Notes of any Holder exercising the Redemption Option pursuant to the terms of the Notes and the Indenture. (See Pages 6-7)

What securities are you obligated to redeem?

We are obligated to redeem all of the Notes which are validly surrendered at the option of the Holders thereof, and not withdrawn. As of April 30, 2011, there was $5,472,000.00 in aggregate principal amount of the Notes outstanding. (See Pages 6-7)

How much will you pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, the Redemption Price, which is equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, June 6, 2011, the Fundamental Change Redemption Date, with respect to any and all Notes which have been validly surrendered for redemption and not withdrawn. The Redemption Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or our Common Stock, shares of which are issuable to a Holder upon conversion of their Notes. The Fundamental Change Redemption Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Redemption Date will be paid to the Holders surrendering the Notes for redemption on the Fundamental Change Redemption Date. We expect that there will be accrued and unpaid interest due as part of the Redemption Price equal to $29.944444 (rounded to the nearest sixth decimal place) per $1,000 principal amount of the Notes surrendered for redemption.

How can I determine the market value of the Notes?

There currently is a limited or no established trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of shares of our Common Stock, our operating results, and the market for similar securities. You are urged to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision with respect to the Redemption Option.

In connection with the Merger, the Notes are no longer convertible into shares of AirTran Common Stock, and instead are convertible into 89.9281 AirTran Consideration Units, consisting of 28.8669 validly issued, fully paid, and non-assessable shares of our Common Stock and $337.2304 in cash, for each $1,000 principal amount of Notes converted, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes.

Shares of our Common Stock, into which the Notes are convertible, in part, are listed on the New York Stock Exchange (the “NYSE”) under the symbol “LUV.” On May 3, 2011, the last reported sales price of our Common Stock on the NYSE Composite Tape was $11.54 per share. (See Pages 8-9)

Are you making any recommendation about the Redemption Option?

Neither we nor our Board of Directors or our employees are making any recommendation as to whether you should exercise or refrain from exercising the Redemption Option. You must make your own decision whether to exercise the Redemption Option and, if so, the amount of Notes for which to exercise the Redemption Option. (See Page 7)

When does the Redemption Option expire?

The Redemption Option expires at 5:00 p.m., New York City time, on June 6, 2011, the Expiration Date. We will not extend the period that Holders have to exercise the Redemption Option unless required by applicable law. (See Page 7)

What are the conditions to your redemption of the Notes?

Provided that our redemption of validly surrendered Notes is not unlawful, the redemption will not be subject to any conditions other than satisfaction of the procedural requirements described in this Fundamental Change Notice. Delivery of the Notes by book-entry transfer electronically through ATOP is a condition to the payment of the Redemption Price to the Holder of such Notes. (See Pages 7 & 11)

How do I surrender my Notes?

To surrender your Notes for redemption pursuant to the Redemption Option, you must surrender the Notes through the transmittal procedures of the DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

If your Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact that nominee if you decide to surrender your Notes and instruct that nominee to timely surrender the Notes on your behalf through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

If you are a DTC participant, you should surrender their Notes electronically through ATOP, subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

By surrendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Redemption Option set forth in this Fundamental Change Notice. (See Pages 10-13)

If I surrender my Notes for redemption, when will I receive payment for my Notes?

Promptly upon expiration of the Redemption Option, we will accept for payment all Notes validly surrendered for redemption and not validly withdrawn by 5:00 p.m., New York City time, on the Expiration Date. We will deposit with the Paying Agent, prior to 10:00 a.m., New York City time, on June 6, 2011, the first Business Day following the Fundamental Change Redemption Date, the appropriate amount of cash required to pay the Redemption Price for the surrendered Notes, and the Paying Agent will promptly distribute that cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Pages 13-14)

Can I withdraw previously surrendered Notes?

Yes. To withdraw Notes previously surrendered for redemption, you (or your broker, dealer, commercial bank, trust company, or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the DTC procedures prior to 5:00 p.m., New York City time, on the Expiration Date. (See Page 3)

Do I need to do anything if I do not wish to exercise the Redemption Option?

No. If you do not surrender your Notes before the expiration of the Redemption Option, we will not redeem your Notes and your Notes will remain outstanding subject to their existing terms. (See Page 10)

If I choose to surrender any of my Notes for redemption, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes, or none of your Notes. If you wish to surrender a portion of your Notes, however, you must surrender Notes in a principal amount of $1,000 or an integral multiple thereof. (See Page 10)

If I do not surrender my Notes for redemption, will I continue to be able to exercise my conversion rights?

Yes. As a result of the Merger, you may surrender your Notes for conversion at any time from and after April 17, 2011 until and including May 17, 2011. We have called the Notes for redemption pursuant to the Company Optional Redemption, and as a result you may convert the Notes until the close of business on the business day immediately preceding the Company Redemption Date (5:00 p.m., Monday, June 20, 2011), after which time your right to convert will expire unless we default in the payment of the redemption price. We will redeem all outstanding Notes on June 21, 2011, the Company Redemption Date. If you do not surrender your Notes for redemption your right to convert your Notes through 5:00 p.m., New York City time, on the Company Redemption Date will not be affected. On the effective date of the Merger, each outstanding share of AirTran Common Stock was converted into the right to receive an AirTran Consideration Unit, consisting of 0.321 validly issued, fully paid, and non-assessable shares of our Common Stock and $3.75 in cash, without interest. As a result, you have the right to convert each $1,000 principal amount of the Notes into 89.9281 AirTran Consideration Units, consisting of 28.8669 validly issued, fully paid, and non-assessable shares of our Common Stock and $337.2304 in cash, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes. (See Page 8)

If I do not surrender my Notes for redemption, will my Notes continue to be guaranteed following the Fundamental Change Redemption Date?

Yes. AirTran Airways, Inc., as the Guarantor, is our wholly owned subsidiary and still provides the Guarantee under the terms of the Indenture. (See Page 10)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Notes for redemption?

The receipt of cash in exchange for Notes pursuant to the Redemption Option will be a taxable transaction for U.S. federal income tax purposes and you may be required to recognize taxable gain or loss as a result of the transaction. You should consult with your own tax advisor regarding the actual tax consequences to you. (See Pages 15-16)

Who is the Paying Agent?

Wilmington Trust Company, the Trustee under the Indenture, is serving as Paying Agent for the Notes. Its address, telephone, and fax numbers are set forth on the front cover of this Fundamental Change Notice.

Whom can I contact if I have questions about the Redemption Option?

Questions and requests for assistance in connection with the Redemption Option may be directed to the Paying Agent at the address, telephone, and fax numbers set forth on the front cover of this Fundamental Change Notice.

IMPORTANT INFORMATION CONCERNING THE REDEMPTION OPTION

1. Information Concerning the Company. Southwest, successor by merger with respect to the Notes and the Indenture to AirTran Holdings, is obligated to redeem the Notes that have been surrendered for redemption pursuant to the Redemption Option and not withdrawn. We are both the “filing person” and the “subject company.”

On the effective date of the Merger, each outstanding share of AirTran Common Stock was converted into the right to receive an AirTran Consideration Unit, consisting of 0.321 validly issued, fully paid, and non-assessable shares of our Common Stock and $3.75 in cash. As a result, you have the right to convert each $1,000 principal amount of the Notes into 89.9281 AirTran Consideration Units, consisting of 28.8669 validly issued, fully paid, and non-assessable shares of our Common Stock and $337.2304 in cash, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes.

We are a major passenger airline that provides scheduled air transportation in the United States. We were incorporated under the laws of the State of Texas in 1967. Our principal executive offices are located at 2702 Love Field Drive, Dallas, Texas 75235, and our telephone number at such address is (214) 792-4000. Shares of our Common Stock, into which the Notes are convertible, in part, are listed on the NYSE under the symbol “LUV.” Our official website address is http://www.southwest.com. We have not incorporated by reference into this Fundamental Change Notice the information included on or linked from our website, and you should not consider it to be part of this Fundamental Change Notice.

2. Information Concerning the Notes. On May 7, 2003, AirTran Holdings issued $125,000,000 in aggregate principal amount of the Notes in a private placement. The Notes were subsequently registered for resale. Cash interest accrues on the Notes at the rate of 7.0% per annum on the principal amount at maturity and is payable semi-annually on January 1 and July 1 of each year (each, an “Interest Payment Date”), to the person in whose name a Note is registered at the close of business on the preceding December 15 or June 15 (each, a “Regular Record Date”), as the case may be. The Notes mature on July 1, 2023. In 2009, AirTran Holdings repurchased $26.5 million of the Notes in various transactions, and in 2010 repurchased an additional $90.3 million in Notes, in each case pursuant to the terms of the Original Indenture and the Notes. As of April 30, 2011, there was $5,472,000.00 in aggregate principal amount of the Notes outstanding, which would result in an aggregate repurchase price of $5,472,000.00, plus accrued and unpaid interest to, but excluding, the Fundamental Change Redemption Date, if all of the Notes are tendered pursuant to the Redemption Option.

The Company has had the right, at its option, to redeem any of the Notes at a redemption price of 100% of the principal amount of the Notes, plus accrued and unpaid interest. Holders also have the right to require the repurchase of the Notes on July 1, 2013 and 2018 or upon a Fundamental Change, as in this case, at a repurchase price of 100% of the principal amount of the Notes, plus accrued and unpaid interest.

2.1. Our Obligation to Redeem the Notes. On May 2, 2011, we acquired AirTran Holdings through the merger (the “Merger”) of Guadalupe Holdings Corp., a Nevada corporation (“Merger Sub”), with and into AirTran Holdings pursuant to the Agreement and Plan of Merger, dated as of September 26, 2010 (the “Merger Agreement”), by and among the Company, AirTran Holdings, and Merger Sub. AirTran Holdings survived the Merger as a wholly owned subsidiary of the Company. Following the Merger, on May 2, 2011, AirTran Holdings merged with and into AirTran Holdings, LLC, a Texas limited liability company and a wholly owned subsidiary of the Company (“AirTran LLC”), and as a result, AirTran LLC became the obligor under the Indenture and the Notes. On May 3, 2011, (a) AirTran LLC then merged with Pedernales Debt Sub, LLC, a Texas limited liability company and a wholly owned subsidiary of the Company (“Debt Sub”), and Pedernales Asset Sub, LLC, a Texas limited liability company and a wholly owned subsidiary of Debt Sub, and as a result of the multi-survivor merger, Debt Sub and AirTran LLC each survived the merger with Debt Sub being the obligor under the Indenture and the Notes and (b) Debt Sub then merged with and into the Company and as a result we became the obligor under the Indenture and the Notes.

The Merger constitutes a Fundamental Change under the terms of the Indenture. In the event of a Fundamental Change at any time prior to the maturity of the Notes, the Indenture requires us to give

Holders the right to require us to redeem their Notes for cash, in whole or in part, on a repurchase date that is 30 days after the date of the Fundamental Change Notice. The Original Indenture defines a “Fundamental Change” as any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, or otherwise) in connection with which all or substantially all of the AirTran Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, consideration which is not all or substantially all common stock that:

•	is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•

is approved, or immediately after the transaction or event will be approved, for quotation on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.

Pursuant to the terms of the Notes and Section 3.05 of the Indenture, as a result of the Fundamental Change, we are required to redeem all of the Notes, or any portion thereof that is a multiple of $1,000 principal amount, which are validly surrendered and not withdrawn, at each Holder’s option, in accordance with the terms, procedures, and conditions outlined in the Indenture and the Notes, on the Fundamental Change Redemption Date.

The Redemption Option will expire at 5:00 p.m., New York City time, on the Expiration Date. We will not extend the period that the Holders have to exercise the Redemption Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).

Our redemption of validly surrendered Notes is not subject to any conditions other than that the redemption is not unlawful and satisfaction of the procedural requirements described in this Fundamental Change Notice.

2.2 Redemption Price. Pursuant to terms of the Indenture and the Notes, the Redemption Price to be paid by us for the Notes on the Fundamental Change Redemption Date is equal to $1,000 per $1,000 principal amount of the Notes, together accrued and unpaid interest to, but excluding, the Fundamental Change Redemption Date. The Fundamental Change Redemption Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Redemption Date will be paid to the Holders surrendering Notes for redemption on the Fundamental Change Redemption Date. We expect that there will be accrued and unpaid interest due as part of the Redemption Price equal to $29.944444 (rounded to the nearest sixth decimal place) per $1,000 principal amount of the Notes. We will pay the Redemption Price in cash with respect to any and all Notes validly surrendered for redemption (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date. Notes will be accepted for redemption only in principal amounts equal to $1,000 or integral multiples thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with the DTC is a condition to the payment of the Redemption Price to the Holder of such Notes.

The Redemption Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or our Common Stock. Thus, the Redemption Price may be significantly higher or lower than the current market price of the Notes. You are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and our Common Stock before making a decision whether to surrender your Notes for redemption.

Neither we nor our Board of Directors or employees are making any recommendation to the Holders as to whether to exercise or refrain from exercising the Redemption Option. You must make your own decision whether to exercise the Redemption Option and, if so, the principal amount of Notes for which to exercise the Redemption Option based on such your assessment of the current market value of the Notes and our Common Stock and other relevant factors.

We recommend that you also consult with your tax and financial advisors with respect to the tax consequences of exercising the Redemption Option, including the applicability and effect of any U.S. federal, state, and local law and any non-U.S. tax consequences in light of your own particular circumstances.

2.3. Conversion Rights of the Notes. As a result of the Merger, you may surrender your Notes for conversion at any time from and after April 17, 2011 until and including May 17, 2011. We have called the Notes for redemption pursuant to the Company Optional Redemption, and as a result you may convert the Notes until the close of business on the business day immediately preceding the redemption date, which is 5:00 p.m., Monday, June 20, 2011, after which time your right to convert will expire unless we default in the payment of the redemption price. We will redeem all outstanding Notes on June 21, 2011, the Company Redemption Date. On the effective date of the Merger, each outstanding share of AirTran Common Stock was converted into the right to receive an AirTran Consideration Unit, consisting of 0.321 validly issued, fully paid, and non-assessable shares of our Common Stock and $3.75 in cash. As a result, you have the right to convert each $1,000 principal amount of the Notes 89.9281 AirTran Consideration Units, consisting of 28.8669 validly issued, fully paid, and non-assessable shares of our Common Stock and $337.2304 in cash, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes. You may convert your Notes in part, so long as such part is $1,000 principal amount or an integral multiple of $1,000. The Paying Agent is currently acting as Conversion Agent for the Notes.

The Trustee has informed us that, as of the date of this Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with the DTC and that there are no certificated Notes in non-global form. Accordingly, payment of the Redemption Price will be made through the facilities of The Depository Trust Company in the usual manner. We will, prior to 10:00 a.m., New York City time, on the Fundamental Change Redemption Date, deposit with the Trustee the amount of cash required to pay the Redemption Price for all of the Notes then outstanding, and the Trustee will promptly (but in no event more than five Business Days following the Fundamental Change Redemption Date) thereafter cause the cash to be distributed to each record Holder that has validly presented and surrendered to the Trustee.

The total amount of funds required by us to redeem all of the Notes is $5,635,856.00 (assuming that all of the Notes are validly surrendered for redemption and accepted for payment). We intend to use cash on hand to pay the aggregate Redemption Price for the Notes. We do not have any alternative financing plans for raising cash to redeem the Notes.

If you do not surrender your Notes for redemption pursuant to the Redemption Option, or if you validly withdraw a surrender of your Notes in compliance with the withdrawal procedures described in Section 4 of this Fundamental Change Notice, you will retain the right to convert your Notes into AirTran Consideration Units, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes. If you validly surrender your Notes for redemption pursuant to the Redemption Option and you subsequently wish to convert your Notes pursuant to the Indenture, you may not convert your surrendered Notes unless you validly withdraw the Notes in compliance with the withdrawal procedures described in Section 4 of this Fundamental Change Notice.

If you wish to convert your Notes, you should NOT surrender your Notes pursuant to the Redemption Option.

2.4. Market for the Notes and Our Common Stock. There currently is a limited or no established trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of shares of our Common Stock, our operating results, and the market for similar Securities. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of the Notes, if any, pursuant to the Redemption Option may reduce the float and may negatively affect the liquidity, market value, and price volatility of the Notes that remain outstanding following the Redemption Option.

Our Common Stock, into which the Notes are convertible in part, is listed on the NYSE under the symbol “LUV.” The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock, as reported on the NYSE Composite Tape, and the cash dividends per share declared on the our Common Stock:

	Dividend			High	Low
2011:
Second Quarter (through May 3, 2011)	$		(a)	$12.67	$11.31
First Quarter		0.00450		13.32	11.57
2010:
Fourth Quarter		$0.00450		$13.42	$10.91
Third Quarter		0.00450		13.97	11.06
Second Quarter		0.00450		14.16	10.42
First Quarter		0.00450		14.32	12.31
2009:
Fourth Quarter		$0.00450		$9.95	$4.95
Third Quarter		0.00450		7.75	6.02
Second Quarter		0.00450		10.20	6.40
First Quarter		0.00450		11.78	8.10

(a)	No dividend has been declared for the second quarter.

On May 3, 2011, the closing sale price of our Common Stock, as reported on the NYSE Composite Tape, was $11.54 per share. As of April 22, 2011, there were 747,958,666 shares of Common Stock outstanding.

We currently intend to continue declaring dividends on a quarterly basis for the foreseeable future; however, our Board of Directors may change the timing, amount, and payment of dividends on the basis of results of operations, financial condition, cash requirements, future prospects, and other factors deemed relevant by our Board of Directors.

We urge you to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Redemption Option.

2.5. Optional Redemption by Us. Since July 5, 2010, the Notes have been redeemable for cash at our option at any time in whole, or in part, at a redemption price equal to the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the date fixed for redemption, as provided for in the Indenture and the Notes. However, effective on the date of this

Fundamental Change Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing or redeeming Notes (or the right to purchase or redeem Notes) other than through the Redemption Option until at least the tenth business day after the Fundamental Change Redemption Date. (See Page 15).

Pursuant to Article 3 of the Indenture, we have called all of the outstanding Notes for redemption, the Company Redemption. The redemption date is June 21, 2011, the Company Redemption Date. The redemption price is equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon up to but excluding the Company Redemption Date. For each $1,000 principal amount of Notes, the redemption price is equal to $1,000.00 plus accrued and unpaid interest to, but excluding, the redemption date of $32.861111, for a total payment of $1,032.861111. The Trustee is the Wilmington Trust Company and its address is: Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-1615. The Notes called for redemption must be presented and surrendered to the Trustee to collect the redemption price.

On the effective date of the Merger, each outstanding share of AirTran Common Stock was converted into the right to receive an AirTran Consideration Unit, consisting of 0.321 validly issued, fully paid, and non-assessable shares of our Common Stock and $3.75 in cash. As a result of the Merger and the Company Redemption, you have the right to convert each $1,000 principal amount of the Notes 89.9281 AirTran Consideration Units, consisting of 28.8669 validly issued, fully paid, and non-assessable shares of our Common Stock and $337.2304 in cash, subject to the terms, conditions, and adjustments specified in the Indenture and the Notes. The right to convert the Notes into Common Stock will expire at 5:00 p.m., New York City time, on June 20, 2011.

The Trustee has informed us that, as of the date of this Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with the DTC and that there are no certificated Notes in non-global form. Accordingly, payment of the redemption price, plus accrued interest, will be made through the facilities of The Depository Trust Company in the usual manner.

If you wish to convert your Notes, you should not tender your notes pursuant to the Redemption Option.

2.6. Ranking. The Notes are our unsecured senior obligations and rank equally in right of payment with all our existing and future unsecured senior obligations. The Notes are unsecured and thus are junior to our secured obligations to the extent of the value of the collateral securing such secured obligation. The Notes are also effectively subordinated to all liabilities of our subsidiaries other than the Guarantor, including deposits and trade payables. The notes are fully and unconditionally guaranteed by the Guarantor (the “Guarantee”). The Guarantee is an unsecured senior obligation of the Guarantor and ranks equally with all unsecured senior obligations of the Guarantor. The Guarantee is unsecured and thus is junior to secured obligations of the Guarantor and its subsidiaries to the extent of the value of the collateral securing such secured obligation and is also effectively subordinated to any obligations of the Guarantor’s subsidiaries.

2.7. Note Guarantee. The Guarantor has unconditionally guaranteed, on an unsecured basis, the performance and full and punctual payment when due, whether at stated maturity or otherwise, of all of our obligations under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or any liquidated damages in respect of the notes, expenses, indemnification, or otherwise. The Guarantor has agreed to pay, in addition to the amount stated above, any and all costs and expenses incurred by the Trustee or the Holders in enforcing their rights under the note guarantee. The Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

3. Procedures to Be Followed by Holders Electing to Surrender Notes for Redemption. You will not be entitled to receive the Redemption Price for your Notes unless you validly surrender (and do not thereafter withdraw) your Notes on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for redemption. You may surrender some or all of your Notes; provided that Notes will be accepted for redemption only in principal amounts equal to $1,000 or integral multiples thereof.

If you do not validly surrender your Notes on or before 5:00 p.m., New York City time, on the Expiration Date or if you withdraw validly surrendered Notes before 5:00 p.m., New York City time, on the Expiration Date, your Notes will not be redeemed and will remain outstanding subject to the existing terms of the Notes and the Indenture.

You will not be required to pay any commission to us, DTC, or the Paying Agent in connection with your Redemption Option. However, there may be commissions you need to pay your broker in connection with the surrender of the Notes.

3.1. Method of Delivery. The Trustee has informed us that, as of the date of this Fundamental Change Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with the DTC and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for redemption hereunder must be delivered through ATOP, subject to the terms and conditions of that system.

This Fundamental Change Notice constitutes the Fundamental Change Notice described in the Indenture and delivery of the Notes through ATOP will satisfy the Holders’ requirement to exercise the Redemption Option. Delivery of Notes, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

3.2. Agreement to be Bound by the Terms of the Redemption Option. By surrendering Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Notes shall be redeemed as of the Fundamental Change Redemption Date pursuant to the terms and conditions set forth in this Fundamental Change Notice;

•	you agree to all of the terms of this Fundamental Change Notice;

•	you have received this Fundamental Change Notice and acknowledge that this Fundamental Change Notice provides the notices required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Fundamental Change Notice, the Indenture, and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign, and transfer to us, all right, title, and interest in and to all of the Notes surrendered, (ii) waive any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) release and discharge us and our directors, officers, employees, affiliates and subsidiaries (including, without limitation, AirTran Holdings and the Guarantor) (and the forgoing’s respective directors, officers, and employees), from any and all claims you may have now, or may have in the future arising out of, or related to, the Notes that you surrender for redemption, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption, or defeasance of the Notes that you surrender for redemption, and (iv) irrevocably constitute and appoint the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as agent for us, for the Redemption Price of any surrendered Notes that are redeemed by us), all in accordance with the terms set forth in this Fundamental Change Notice;

•

you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign, and transfer the Notes surrendered hereby and that, when such Notes are accepted for redemption and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances of any kind and not subject to any adverse claim or right;

•

you agree, upon request from us, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment, and transfer of the Notes surrendered;

•

you understand that all Notes properly surrendered for redemption (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date will be redeemed at the Redemption Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Fundamental Change Notice, and the related notice materials, as amended and supplemented from time to time;

•

payment for Notes redeemed pursuant to this Fundamental Change Notice will be made by deposit of the Redemption Price for such Notes with the Paying Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you;

•

surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Fundamental Change Notice at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Redemption Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy, and other legal representatives;

•

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory us; and

•

all questions as to the validity, form, eligibility (including, without limitation, time of receipt), and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Fundamental Change Notice and the form and validity (including, without limitation, time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole discretion, which determination shall be final and binding on all parties.

3.3. Delivery of Notes.

Notes Held Through a Custodian. If your Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee if you desire to surrender your Notes for redemption on your behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date.

Notes in Global Form. If you are a DTC participant, you may elect to surrender your beneficial interest in the Notes to us by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•

electronically transmitting your acceptance through ATOP, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Upon receipt of your acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by such participant under the Redemption Option and that such participant has received and agrees to be bound by the terms of the Redemption Option, including those set forth in Section 3.2 of this Fundamental Change Notice.

In surrendering through ATOP, the electronic instructions sent to DTC by you (or by a broker, dealer, commercial bank, trust company, or other nominee on your behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and you, receipt by you of, and agreement to be bound by, the terms of the Redemption Option, including those set forth in Section 3.2 of this Fundamental Change Notice.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

Unless we default in making payment of the Redemption Price, interest on Notes validly surrendered for purchase will cease to accrue on and after the Fundamental Change Redemption Date, whether or not such Notes are delivered to the Paying Agent, and immediately after the Fundamental Change Redemption Date all of your rights (other than the right to receive the Redemption Price upon delivery of the Notes) of such Notes will terminate.

4. Right of Withdrawal. Notes surrendered for redemption may be withdrawn at any time in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Notes, you (or your broker, dealer, commercial bank, trust company, or other nominee) must comply with the withdrawal procedures of DTC. This means you must deliver, or cause to be delivered, a valid withdrawal request through ATOP from the tendering DTC participant in sufficient time to allow DTC to withdraw those Notes before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal notice must:

•

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•

be submitted through ATOP by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

5. Payment for Surrendered Notes. We will, prior to 10:00 a.m., New York City time, on June 7, 2011, the first Business Day following the Fundamental Change Redemption Date, deposit with the

Paying Agent the appropriate amount of cash required to pay the Redemption Price for the Notes surrendered pursuant to the Redemption Option, and the Paying Agent will promptly (but in no event more than five Business Days following the Fundamental Change Redemption Date) thereafter cause the cash to be distributed to each record Holder that has validly delivered its Notes (and not validly withdrawn such delivery) prior to 5:00 p.m., New York City time, on the Expiration Date. Your delivery of the Notes by book-entry transfer electronically through ATOP is a condition to your receipt of the Redemption Price for such Notes.

The total amount of funds required by us to redeem all of the Notes on the Fundamental Change Redemption Date is $5,635,856.00 (assuming that all of the Notes are validly surrendered for redemption and accepted for payment). If any Notes are surrendered and accepted for payment, we intend to use cash on hand to purchase the Notes. We do not have any alternative financing plans for raising cash to purchase the Notes.

6. Notes Acquired. Any Notes redeemed by us pursuant to the Redemption Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Except as described in these materials or in our filings with the Securities and Exchange Commission (the “SEC”) or as previously publicly announced, we currently have no plans which would be material to your decision to exercise the Redemption Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization, or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale, or transfer of a material amount of our assets or those of any of our subsidiaries;

•	any material change in our present dividend rate or policy, indebtedness, or capitalization;

•

any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors;

•	any other material change in our corporate structure or business;

•

any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•	any changes in our charter, bylaws, or other governing instruments, or other actions that could impede the acquisition of control of us.

8. Interests of Our Directors, Executive Officers, and Affiliates in the Notes. Neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors or any “associate” or subsidiary of any such person, has any beneficial interest in the Notes, or has engaged in any transaction in the Notes during the 60 days preceding the date of this Fundamental Change Notice. A list of our executive officers and directors is attached to this Fundamental Change Notice as Schedule A. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.

Certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Common Stock, as disclosed by us prior to the date hereof. Except as described in the previous sentence, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Redemption Option or with respect to any of our securities, including, without limitation, any contract, arrangement, understanding, or agreement concerning the transfer or the voting of our securities, joint ventures, loan, or option arrangements, puts, or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations.

9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Redemption Option, or of any approval or other action by any government or regulatory authority or agency that may be required for the acquisition of the Notes as described in this Fundamental Change Notice. Should any approval or other action be required, we presently intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.

10. Redemption of Notes by Us and Our Affiliates. Neither we nor AirTran Holdings purchased any of the Notes during the 60 days preceding the date of this Fundamental Change Notice.

Effective on the date of this Fundamental Change Notice, we and our affiliates, including, without limitation, our executive officers and directors, are prohibited under applicable United States federal securities laws from redeeming or purchasing Notes (or the right to repurchase Notes) other than through the Redemption Option until at least the tenth business day after the Fundamental Change Redemption Date. Following such time, we will redeem all of the Notes that remain outstanding pursuant to the Company Redemption on the Company Redemption Date.

11. Material United States Income Tax Considerations. The following discussion summarizes the material United States federal income tax considerations of the Redemption Option that may be relevant to you. This summary is based on the Internal Revenue Code of 1986 (the “Code”), as amended, and the regulations, rulings, and decisions thereunder, all of which are subject to change, possibly with retroactive effect.

This discussion deals only with Holders who are beneficial owners of the Notes holding the Notes as capital assets, and does not apply to members of a class of Holders subject to special rules, including, but not limited to: a dealer in securities or currencies; a trader in securities who elects to use a mark-to-market method of accounting for securities holdings; a bank or financial institution; an insurance company; a tax-exempt organization; a person owning Notes that are a hedge or that are hedged against interest rate risks; an entity treated as a partnership for United States federal income tax purposes, or a partner thereof; a regulated investment company or real estate investment trust; a person owning Notes as part of a straddle or conversion transaction for tax purposes; a Holder whose functional currency for tax purposes is not the U.S. dollar; a Holder who is subject to the alternative minimum tax; or a United States expatriate. If an entity treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Notes, you should consult your tax advisor regarding the tax consequences of the Redemption Option.

This summary does not describe all of the tax considerations that may be relevant to you. You are strongly encouraged to consult with your tax advisor about the United States federal, state, local, foreign, and other tax consequences of the Redemption Option.

U.S. Holders. For purposes of this discussion, you are a U.S. Holder if you are a beneficial owner of the Notes for United States federal income tax purposes and you are: (i) a citizen or resident alien of the

United States; (ii) a domestic corporation or other entity treated as such for United States federal income tax purposes that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate whose income is subject to United States federal income taxation regardless of its source; or (iv) a trust if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons can control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. treasury regulations to be treated as a United States person. If you are a U.S. Holder, the following discussion applies to you.

U.S. Holders that Exercise the Redemption Option. Generally, your exercise of the Redemption Option will result in taxable gain or loss to you equal to the difference between (i) the amount of cash received (other than amounts attributable to accrued interest) and (ii) your adjusted tax basis in the Notes tendered. Your tax basis in the Notes generally will equal the amount you paid for the Notes, increased by any market discount previously included in income and reduced by any amortized bond premium. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing your gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that you have not previously included the accrued interest in income. Subject to the application of the market discount rules discussed below, any gain or loss recognized by you on a disposition of a Note will be capital gain or loss and will be long-term capital gain or loss if you held the Note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower maximum rates than those applicable to ordinary income. The deductibility of capital losses may be subject to limitations.

Market Discount. If you purchased your Notes for an amount that was less than the principal amount, the amount of the difference is treated as “market discount” for United States federal income tax purposes, unless that difference was less than a specified de minimis amount at the time of purchase. Under the market discount rules, you will be required to treat any gain on the disposition of the Notes as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the Notes at the time of the disposition of the Notes. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Notes, unless you elected to accrue market discount on a constant interest method. U.S. Holders who acquired their Notes other than at original issuance should consult their tax advisors regarding the possible application of the market discount rules of the Code to the exercise of the Redemption Option.

U.S. Holders Who Do Not Exercise the Redemption Option. If a U.S. Holder does not exercise the Redemption Option, the mere act of declining to exercise such Redemption Option is not itself a taxable event. However, U.S. Holders should be aware that, for United States federal income tax purposes, it is possible that they may be treated as having “exchanged” their Notes at the time of the Merger if the Notes are considered to have undergone a “significant modification” as a result of the Merger.

For United States federal income tax purposes, an alteration to a note that constitutes a “significant modification” results in a deemed exchange of the “old” note for a “new” note. In general, a change in the obligor of notes is a significant modification, unless an exception applies. The substitution of a new obligor will not constitute a “significant modification” if an acquiring corporation becomes the new obligor on the notes pursuant to a transaction to which section 381(a) of the Code applies, and the transaction does not result in a “change in payment expectations” or a “significant alteration” (apart from the substitution of the obligor).

In connection with the Merger, we will (i) guarantee the Notes and (ii) become the direct obligor of the Notes. In addition, pursuant to the terms of the Indenture, following the Merger, the Notes will be convertible into AirTran Consideration Units. As a very general statement of the applicable tax law, if those items are found to elevate the likelihood of repayment under the Notes from “speculative” to “adequate,” then such modification could rise to a change in payment expectations on the Notes resulting in a deemed exchange of the Notes by U.S. Holders. We believe that payment expectations under the Notes were not “speculative” prior to the Merger, and that, consequently, the Merger and related transactions will not amount to a change in payment expectations for tax purposes. However, the IRS could successfully assert that the Merger and related transactions result in a change in payment expectations. There is no clear guidance as to whether the Merger and related transactions will give rise to a “significant alteration” of the

Notes. Holders of the Notes are urged to consult their tax advisors as to whether the Merger and related transaction result in a “change in payment expectations” or give rise to a “significant modification” of the Notes.

If the Notes are deemed to be “exchanged” for United States federal income tax purposes, however, this would not necessarily result in a taxable event for U.S. Holders. Any deemed exchange will not be taxable if the Merger qualifies as a “reorganization” and the deemed exchange qualifies for tax-free treatment under the provisions of the Code. We expect that the Merger will qualify as a “reorganization” for federal income tax purposes. Whether the exchange of “old” Notes for “new” Notes would qualify for tax-free treatment depends on whether the “old” Notes and the “new” Notes constitute “securities” for United States federal income tax purposes. The term “security” is not defined in the Code or in the Treasury Regulations promulgated thereunder, and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations with a maturity at issuance of ten years or more constitute securities; however, time alone is not decisive. At their initial issuance, the Notes had a term to maturity of twenty years. Because the original term of the Notes is greater than ten years, it seems likely the “old” Notes and the “new” Notes would both be treated as “securities”.

If, however, a “significant modification” has occurred, resulting in a deemed exchange, and that the deemed exchange does not qualify for tax-free treatment as part of a reorganization, the U.S. Holder will be treated as having exchanged the “old” Notes for “new” Notes on the date of the Merger in a fully taxable exchange.

Non-U.S. Holders. You are a non-U.S. Holder if you are a beneficial owner of Notes (other than an entity treated as a partnership for United States federal income tax purposes or a partner thereof) that is not a U.S. Holder. If you are a non-U.S. Holder, the following discussion applies to you.

Non-U.S. Holders that Exercise the Redemption Option. You generally will not be subject to United States federal income tax or withholding tax on any gain realized by you on the receipt of cash in exchange for Notes pursuant to the Redemption Option (other than amounts treated as accrued interest) unless (i) the gain is effectively connected with a trade or business by you in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment maintained by you, or (ii) you are a non-resident alien individual who has been present in the United States for 183 days or more in the taxable year of exchange of the Notes pursuant to the Redemption Option and certain other requirements are met.

You will generally not be subject to tax on any payment of proceeds attributable to accrued interest on the Notes under the “portfolio interest rule,” provided that (i) such interest is not effectively connected with the conduct of a trade or business by you in the United States; (ii) you do not actually or constructively own 10% or more of AirTran Holdings’ voting stock within the meaning of the Code and the regulations promulgated thereunder; (iii) you are not a controlled foreign corporation that is related to AirTran Holdings actually or constructively through stock ownership; (iv) you are not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business; and (v) you have provided a validly completed IRS Form W-8BEN (or other applicable form) establishing your status (or certain documentary evidence requirements for establishing your non-U.S. Holder status).

A non-U.S. Holder will be subject to regular United States federal income tax on a net income basis on any gain or interest recognized upon a sale of the Notes pursuant to the Redemption Option in the same manner as if the Holder were a U.S. Holder if such gain or interest is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States. In addition, if the non-U.S. Holder is a foreign corporation, the Holder may be subject to a branch profits tax of 30% (or the lower rate provided by an applicable income tax treaty) of the Holder’s earnings and profits for the taxable year that are effectively connected with the Holder’s conduct of a trade or business in the United States. If a non-U.S. Holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by the Holder in the United States.

Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences of exercising the Redemption Option.

Backup Withholding. A U.S. Holder may be subject to backup withholding with respect to payments made pursuant to the Redemption Option unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Information reporting, and possibly, backup withholding, may apply if the Notes are held by a non-U.S. Holder through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. Holder fails to provide appropriate information (on Form W-8BEN or other applicable form). Non-U.S. Holders should consult their tax advisors with respect to the application of U.S. information reporting and backup withholding rules to the disposition of Notes pursuant to the Redemption Option. The amount of any backup withholding will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

All descriptions of tax considerations are for your guidance only and are not tax advice. We recommend that you consult with your tax and financial advisors with respect to the tax consequences of exercising the Redemption Option, including the applicability and effect of state, local and foreign tax laws, before exercising the Redemption Option for any of your Notes.

12. Additional Information. This Fundamental Change Notice is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Fundamental Change Notice does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision as to whether to exercise or refrain from exercising the Redemption Option:

Filing	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2010	February 8, 2011
Quarterly Report on Form 10-Q for the quarter ended March 31, 2011	April 25, 2011
Current Reports on Form 8-K	January 6, 2011
February 1, 2011
February 1, 2011
February 1, 2011
April 29, 2011
May 3, 2011
Definitive Proxy Statement	April 15, 2011

We also recommend that you review all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Fundamental Change Notice and before 5:00 p.m., New York City time, on the Expiration Date. Notwithstanding the foregoing, information furnished but not filed in any current report on Form 8-K, including the related exhibits, is not deemed referenced herein. You should not assume that the information contained in any of our filings is accurate as of any date other than the date of such filing.

The SEC file number for these Southwest filings is 001-07259. These filings, our other annual, quarterly, and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Fundamental Change Notice is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing or calling us at 2702 Love Field Drive, Dallas, Texas 75235, telephone number (214) 792-4415, Attention: Investor Relations Department.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Fundamental Change Notice, you should rely on the statements made in the most recent document.

In making your decision as to whether to exercise the Redemption Option, you should read the information about us contained in this Fundamental Change Notice together with the information contained in the documents to which we have referred you.

13. No Solicitations. We have not employed or retained any persons to make solicitations or recommendations in connection with the Redemption Option.

14. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

15. Conflicts. In the event of any conflict between this Fundamental Change Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

Neither we nor our Board of Directors or our employees are making any recommendation to any Holder as to whether to exercise or refrain from exercising the Redemption Option. You must make your own decision whether to exercise the Redemption Option and, if so, the principal amount of Notes for which to exercise the Redemption Option based on your own assessment of current market value and other relevant factors.

[SIGNATURE PAGE FOLLOWS.]

SOUTHWEST AIRLINES CO.

By:	/s/ Laura Wright
Laura Wright Senior Vice President and Chief Financial Officer

Signature Page to

7% Fundamental Change Notice

SCHEDULE A

INFORMATION ABOUT THE EXECUTIVE OFFICERS

AND DIRECTORS OF SOUTHWEST

The table below sets forth information about our executive officers and directors as of May 3, 2011. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Position
Gary C. Kelly	Chairman of the Board, President & Chief Executive Officer
Laura H. Wright	Senior Vice President Finance & Chief Financial Officer
Ron Ricks	Executive Vice President Corporate Services & Corporate Secretary
Michael G. Van de Ven	Executive Vice President & Chief Operating Officer
Robert E. Jordan	Executive Vice President Strategy & Planning
David W. Biegler	Director
Douglas H. Brooks	Director
William H. Cunningham	Director
John G. Denison	Director
Travis C. Johnson	Director
Nancy B. Loeffler	Director
John T. Monford	Director
Thomas M. Nealon	Director
Daniel D. Villanueva	Director

The business address of each executive officer and director is c/o Southwest Airlines Co., 2702 Love Field Drive, Dallas, Texas 75235, and their respective business telephone number at such address is (214) 792-4415.

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